Exhibit 10.14

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made effective as of January 10, 2020 (the “Signing Date”) by and between Tikun Olam LLC, a Delaware limited liability company (“TO LLC”), Tikun Olam Hemp LLC, a Delaware limited liability company (“TOH”), and Jay Pharma, Inc., a Canadian corporation (“JP”). Each of TO LLC, TOH, and JP may be referred to as a “Party” and collectively as the “Parties”, and each of TO LLC and TOH may be referred to as a “Licensor” and collectively as the “Licensors”.

RECITALS

WHEREAS, the Licensors own, or have the right to license, certain intellectual property related to cannabis products;

WHEREAS, the Licensors wish to license to JP, and JP wishes to receive from each of the Licensors, the right to use such intellectual property in connection with over-the-counter cancer-related products and topical or transdermal skin care and body care beauty products;

WHEREAS, in consideration of the licenses and rights granted herein, JP will pay certain royalties to TO Holdings Group LLC, a Delaware limited liability company (“TO Holdings”) that controls or indirectly controls its Affiliates, TO LLC and TOH, all as further described herein; and

WHEREAS, on the date of this Agreement JP has entered into an Amalgamation Agreement (the “Amalgamation Agreement”) with Ameri Holdings, Inc. and certain other parties signatory thereto and it is the express intention of the parties hereto that the transactions contemplated hereby will be not consummated until all of the conditions to the closing of transaction contemplated by the Amalgamation Agreement have been satisfied.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS.

1.1. “Affiliate” means shall mean with respect to any person, any person which directly or indirectly, controls, is controlled by or is under common control with such person, including, without limitation, any general partner, managing member, officer or director of such person.

1.2. “Beauty Products” means any topical or transdermal Cannabis-containing or Cannabis-derived (including hemp-based) skin care or body care beauty products and packaging products and marketing materials related thereto, excluding any products subject to regulation as a drug, medicine, or controlled substance by the U.S. Food and Drug Association or any other relevant governmental authority, which may include but not be limited to the United States Department of Agriculture.

1.3. “Brand Materials” means information, guidelines, text, images, content, and other materials relating to the “Tikun Olam” history, legacy and brand story provided to JP and as may be amended from time to time with reasonable prior notice.

1.4. “Cannabis” means medical cannabis, cannabis plants, cannabidiol, hemp, any parts of the foregoing in dry or wet forms, and any extracts, infusions, compositions or formulations that include cannabis plants’ constituents as active ingredients or supplements, and any derivative or analogue of any of the foregoing.

1.5. “Consumer Channels” means any consumer sales channels (be they wholesale or retail, direct or indirect) whatsoever such as department stores, natural food stores, grocery stores, direct-to-consumer channels, drug stores, and mass merchandisers and retailers, but the foregoing excluding Dispensaries and Professional Channels. For clarity, these include (but are not limited to) Neiman Marcus, Nordstrom, Sephora, Ultra, Credo, Detox Market, QVC, HSN, Whole Foods, Harris Teeter, Trader Joes, CVS, Walgreens, and Target or any other consumer sales channels targeted for distribution of the Beauty Products as set forth in any business plan (whether in writing or not) that may be discussed or developed by JP or otherwise indicated by Licensor in writing to JP.

1.6. “Dispensaries” means any licensed medical dispensaries or adult use dispensaries in each case approved by any relevant state in the Territory where Cannabis-based products are sold or distributed, but the foregoing excluding specified Consumer Channels and Professional Channels.

1.7. “Intellectual Property” means, whether registered, applied for, or not, any patents, patent applications, plant patents, plant patent applications, continuation and continuation-in-part applications and patents maturing therefrom, divisional applications and patents maturing therefrom, trademarks and service marks including the goodwill associated therewith, copyrights (whether the work of authorship is published or unpublished), trade secrets, inventions, works of authorship, promotional materials, know-how, knowledge, documentation, information relating to clinical or other trials, patient data, plant breeders rights, registered and unregistered cannabis varieties, and uniquely identifiable strains of Cannabis in all forms, and any other rights in any of the foregoing under intellectual property laws.

1.8. “Licensed IP” means any Intellectual Property currently or subsequently developed or owned by a Licensor, or licensed to a Licensor from a third party (with right to sublicense). Licensed IP includes but is not limited to the Intellectual Property licensed by either or both Licensors or any Licensor Affiliate from Tikun Olam Ltd., an Israeli corporation, registration number 514263771 (“TOL”) under that certain Amended and Restated License Agreement dated April 13, 2017 (the “TOL License”) or otherwise. For avoidance of doubt, any Intellectual Property developed or acquired by JP at any time outside the scope of the rights licensed under this Agreement shall not be Licensed IP.

1.9. “Licensed Marks” means the trademarks and service marks included in the Licensed IP, together with the goodwill relating thereto.

1.10. “Licensed Products” means any OTC Products whose manufacture, promotion, importation, distribution, sale, or use would, in the absence of the licenses granted under this Agreement, infringe any of a Licensor’s intellectual property rights in the Licensed IP.

1.11. “Net Sales” means all revenue generated by JP or any affiliate from sales of Licensed Products sold in any packaging that includes use of the Licensed Marks, whether such sales are evidenced by cash, check, credit, charge, account, barter or exchange, but net of returns, discounts/rebates, allowances, sales or use taxes, VAT, excise or similar taxes, freight or delivery charges or other amounts collected on behalf of third parties. For the avoidance of doubt, any OTC Products produced by or for and on behalf of JP, that includes any Licensed IP, must include on all packaging for any OTC Product details of any such Licensed IP as well as any Licensed Marks that may be attributable to such Licensed IP.

1.12. “OTC Business” means the business of producing, promoting, researching, developing, marketing, processing, selling, importing, distributing, and otherwise commercializing OTC Products.

1.13. “OTC Cancer Products” means any cancer-related products, excluding any products subject to regulation as a drug, medicine, or controlled substance by the U.S. Food and Drug Association or any other relevant governmental authority in the Territory, which may include but not be limited to the United States Department of Agriculture.

1.14. “OTC Products” means Beauty Products and OTC Cancer Products.

1.15. “Professional Channels” means professional sales channels, such as hospitals, doctors’ offices, and medical service centers, and excludes Consumer Channels and Dispensaries.

1.16. “Term” has the meaning given to it in Section 3.1.

1.17. “Territory” means the United States, and its territories and possessions.

2. LICENSE.

2.1. Grant. The Parties agree that as of the Effective Date (as defined below):

a. Each Licensor hereby grants to JP, and JP hereby accepts, a perpetual, irrevocable (subject to the terms hereof), exclusive license (even as to TO LLC and TOH) to make, have made, sell, have sold, offer for sale, import, reproduce, distribute, display, perform, creative derivative works from, and otherwise fully use and exploit the Licensed IP in the Territory (subject to Section 2.1(b) below) solely in connection with the OTC Business. For avoidance of doubt, to the extent a Licensor develops or acquires rights to any Licensed IP after the Effective Date that is not owned by JP, such Licensed IP shall be automatically licensed by Licensors to JP pursuant to this Section 2.1(a). The license granted herein includes the right to use the Approved Brands and Branding Phrases as further detailed in Section 2.3 below. For the avoidance of doubt, JP may engage third parties to assist in developing and commercializing OTC Products in connection with the OTC Business (“JP Contractors”) and the license granted herein will be sublicensable by JP for such purposes and such third parties will be subject to the same obligations that may fall hereunder.

b. The Parties acknowledge that the Licensed IP under the TOL License is believed to be subject to certain prior licenses granted to MedReleaf and CCCNY (the “NY Licenses”), and that the license granted by Licensors to JP under Section 2.1(a) above, as it relates to Licensed IP under the TOL License, will not extend to the State of New York unless and until the NY Licenses have expired or are terminated (at which point the license will automatically extend to the State of New York and cover the entire Territory).

c. No Challenge. As a material inducement for Licensors entering into this Agreement, JP covenants to Licensors that during the Term, JP, its Affiliates or sublicensees will not, in the United States or any other country, (a) commence or otherwise voluntarily determine to participate in any action or proceeding, challenging or denying the enforceability or validity of the Licensed IP, or any product Licensors may now or hereinafter produce utilizing the Licensed IP (as defined below, “Licensor Cannabis/Hemp Product”), or (b) direct, support or actively assist any other person or entity in bringing or prosecuting any action or proceeding challenging or denying the validity of the Licensed IP or any Licensor Cannabis/Hemp Product now or hereinafter produced by Licensor utilizing the Licensed IP, provided that in each of (a) and (b) that each Licensor is acting within the scope of this exclusive License Agreement. For purposes of clarification and without limiting any other available remedies, if JP takes any of the actions described in clause (a) or clause (b) of this Section, JP will have materially breached this Agreement and Licensors may terminate this Agreement under Section 3.

For purposes of this Section 2.1(c) only, Licensor Cannabis/Hemp Product (which Licensee cannot challenge) means:

(i) any Cannabis-based product utilizing any Licensed IP previously sold through any Consumer Channels and Dispensaries; and

(ii) any skin-care product provided that such product is not sold via a Professional Channel, or in or to a licensed healthcare facility, including doctor’s offices and medical spas, and intentional resale in or to any of the foregoing is expressly prohibited by Licensor at the time of sale, and which in all cases Licensor Cannabis/Hemp Product expressly excludes any product JP has developed or acquired for which patent protection has been applied for or obtained in any jurisdiction. To the extent Licensor has a skin-care product it wishes to sell in a Professional Channel, each Licensor hereby agrees that Licensee will be the exclusive distributor of such product in all Professional Channels including healthcare facilities.

2.2. Exclusivity.

a. Licensors shall not use, or grant any third party the right to use, the Licensed IP in connection with the OTC Business within the Territory (subject to the existing NY Licenses).

b. The Parties acknowledge that TOL granted the Licensors certain exclusive rights, which the Licensors are hereby sublicensing exclusively to JP under Section 2.1. If TOL breaches or attempts to breach its obligation of exclusivity by licensing any of the Licensed IP to any third party for use in connection with the OTC Business, the Licensors will promptly take all reasonable action, up to and including filing a lawsuit on their and JP’s behalf, to prevent such breach of exclusivity. If the Licensors fail to take such action, JP may, at its sole expense, file suit on behalf of itself and the applicable Licensor(s) and, if reasonably necessary for standing or other legal reasons, such Licensor(s) will join such suit.

2.3. Branding and Brand Materials.

a. Approved Brands. JP and TOH will work together diligently and in good faith to agree, within ten (10) days from the Effective Date, on at least three preapproved brand names for the OTC Products, which may include the terms “Tikun”, “Tikun Olam”, “Olam”, “Tikun Pharma”, or varieties of the foregoing (such preapproved brand names being the “Approved Brands”). The Approved Brands may be supplemented from time to time by written consent of TOH, which consent will not be unreasonably withheld, delayed or conditioned. For the advance of doubt, unless and until any Approved Brand is created and approved in writing by Licensors, no Licensed Marks may be utilized in any manner by JP.

b. TOH will provide Brand Materials to JP, and TOH and JP will work together diligently and in good faith to create a brand book aggregating relevant Brand Materials into an agreeable format. Subject to TOH’s prior written approval as to each new type of proposed use (not to be unreasonably withheld, delayed, or conditioned), JP will have the right to use and reference the Brand Materials and such story in its marketing, packaging, documentation, and other materials, in any media whatsoever (online, television, print, radio, and otherwise) without further approval of TOH.

c. Use of Brand Names. As may be more detailed in the Brand Materials, JP may use the phrases utilizing the Licenses Marks, including “by Tikun Olam”, “by Tikun Pharma”, “powered by Tikun Olam”, “powered by Tikun Pharma”, and any other such phrases that indirectly or directly utilize the Brand Materials and legacy of the business of TOL, Licensor their affiliates and sublicensees business but only as expressly agreed authorized by TOH in writing from time-to-time (the “Branding Phrases”). JP may use the Approved Brands and Branding Phrases, and variations thereof, in ingredient names (e.g., “Tikun Olam CBD Complex”) upon the initial written approval of TOH as to each type of use.

d. Except as may be detailed herein or otherwise agreed in writing, JP and any subsidiary thereof will not use “Tikun” or “Tikun Olam” in any form in its corporate, legal entity, or DBA names. Notwithstanding the above, JP will comply with any Brand Materials which may include specified brand guidelines or identity standards provided by TOH regarding the use of any Licensed Marks. Unless approved in writing by TOH, JP will not use the Brand Materials in any manner that could reasonably cause confusion between JP and Licensor, TOH or any of its Affiliates.

2.4. Information. From time to time, upon JP’s request, the Licensors will each provide a current list of the Licensed IP and other information reasonably necessary to allow JP to exercise its rights granted in Section 2.1. Each Licensor will promptly notify JP in writing if the scope of the Licensed IP as it pertains to the OTC Business is materially increased or decreased, and notwithstanding anything to the contrary herein, JP will not be liable for any acts or omissions caused by a Licensor’s delay in providing such notice.

2.5. Sourcing. JP will use TOH as its source for procurement of ingredients, components, or inputs (collectively, “Ingredients”) for the OTC Products sold using any of the Licensed Marks, and TOH will provide Ingredients to JP at a cost plus ten percent (10%) basis. Notwithstanding the foregoing, if TOH is unable to meet JP’s demand for Ingredients on commercially reasonable terms, then JP will be entitled to procure Ingredients from third-party sources of its own choosing, taking into account factors such as pricing, quality, and customer service. If JP proposes procuring Ingredients from a third party, it will notify TOH accordingly in advance. If TOH reasonably believes any proposed third party supplier would compromise the integrity or reputation of the relevant OTC Products, it must promptly notify JP of such particulars. In such event, JP and TOH will work together diligently and in good faith to validate and address the concerns raised.

2.6. Royalty.

a. JP will pay TO Holdings a royalty of: (i) four percent (4.0%) of Net Sales of OTC Cancer Products made via Consumer Channels; (ii) five percent (5.0%) of Net Sales of Beauty Products made via Consumer Channels; and (iii) three percent (3.0%) of Net Sales of OTC Cancer Products made via Professional Channels (collectively, the “Royalty”). The Licensors consent to payment of the Royalty to TO Holdings in consideration of the licenses granted herein, and it is understood by the Parties that TO Holdings and the Licensors may agree on any internal allocation of the Royalty amounts amongst themselves as they see fit.

b. Minimum Royalty. Notwithstanding any statement to the contrary, JP further agrees to pay to TO Holdings a minimum net Royalty per calendar year starting from the calendar year beginning January 1, 2022 (“Minimum Royalty Payment”) as follows:

(i) for an initial term ending on December 31, 2031, a Minimum Royalty Payment of US$150,000 for the calendar year ended 2022, and thereafter, a Minimum Royalty Payment for each successive year shall increase by twenty-five percent (25%) up to a maximum annual cap of US$400,000;

(ii) for the portion of the Term starting in 2032 until December 31, 2036, a Minimum Royalty Payment of US$600,000 in Minimum Royalty Payment for each calendar year; and

(iii) thereafter during the Term a Minimum Royalty Payment of $750,000 for each successive year.

The Minimum Royalty Payment for a given year shall be due at the time payments are due for the calendar quarter ending on December 31. It is understood that Minimum Royalty Payment will apply on a calendar year basis.

c. JP will pay the Royalty in arrears on a calendar-based quarterly basis (with the first quarter commencing January 1, 2020 unless another schedule is agreed by the Parties in writing). Each Royalty payment will be due within thirty (30) days from the end of the applicable calendar quarter. JP will produce and provide to Licensors a reasonably detailed report showing the volume of sales of Licensed Products and any other information reasonably requested by the Licensors on a monthly basis commencing from the first calendar month after launch of any OTC Products. Royalty payments will be made in US dollars. JP may deduct or withhold any taxes from the Royalties solely as required by applicable law.

d. JP will maintain reasonable books and records sufficient to evidence the accuracy of the Net Sales and any Royalties incurred and paid hereunder. JP will make the books and records available for inspection and audit by either Licensor (or its certified public accountant, attorney, or another authorized Representative) to verify the accuracy of the Royalties incurred and paid hereunder. Any such audit will be conducted during normal business hours on not less than twenty (20) days’ notice, and may not occur more frequently than once in any calendar year (in the aggregate for both Licensors). If such inspection or audit should reveal a discrepancy at all, including in the Royalties paid from those payable under this Agreement, JP shall promptly pay to TO Holdings the amount of the shortfall. The failure of Licensors to request an audit within two years after receipt of any quarterly reports and payments shall be deemed to constitute acceptance by Licensor of the accuracy of such reports and payments. Any failure by JP to maintain any of its obligations hereunder, shall be deemed a material breach of this Agreement.

3. TERM AND TERMINATION.

3.1. Term. This Agreement commences on the Effective Date and continues until the earliest of: (i) termination by both Licensors or by JP in accordance with Section 3.2 below, (ii) the date on which the last of the Licensed IP expires or is otherwise no longer effective, or (iii) twenty (20) years from the Effective Date (the “Term”).

3.2. Termination. JP or either Licensor may terminate this Agreement immediately upon: (i) a material breach of this Agreement by either Licensor affected by such breach or by JP, if such breach is not cured within sixty (60) calendar days after written notice from the non-breaching Party providing detailed explanation of the alleged material breach; or (ii) a voluntary petition in bankruptcy is filed by either Licensor or JP (respectively), an involuntary petition in bankruptcy is filed with respect to such Party, or any petition, application or other pleading is filed or any proceeding is commenced seeking he appointment of a trustee, receiver or liquidator for such Party. Additionally, either Licensor may terminate this Agreement immediately upon written notice if JP does not (i) have an OTC Product on the market via any Consumer Channels or Professional Channels within eighteen (18) months from the Effective Date and (ii) meet any Minimum Royalty Payment.

3.3. Effect of Expiration or Termination. Upon the expiration of this Agreement or its termination by a Licensor or by both Licensors, JP shall cease and thereafter refrain from all use of the Licensed IP from that respective Licensor, including the Licensed Marks if applicable. Upon the termination of this Agreement by JP pursuant to Section 3.2: (a) subject to the TOL License, all licensed rights in any Licensed IP owned or purportedly owned by either Licensor will survive in perpetuity, and (b) all licensed rights in any Licensed IP subject to the TOL License will automatically become perpetual and irrevocable for as long as any such right is granted by TOL: (i) to either Licensor; (ii) to an Affiliate of either Licensor; or (iii) to any other entity if such grant of rights is intended to avoid this provision. Upon any expiration or termination of this Agreement, the Receiving Party of any Confidential Information shall also destroy or return all Confidential Information to the Disclosing Party.

3.4. Survival. Sections 3.3, 4, 5, 8, 9 and 10 of this Agreement will survive any termination or expiration of this Agreement. The termination or expiration of this Agreement will not affect any Party’s obligations or liabilities incurred or arising prior to the effective date of such termination or expiration.

4. CONFIDENTIALITY.

4.1. Definition. “Confidential Information” means any and all proprietary, non-public information disclosed by one Party (the “Disclosing Party”) to another Party (the “Receiving Party”) which a reasonable person would understand to be confidential, including without limitation technical, financial, and other business information or trade secrets. For the avoidance of doubt, the terms of this Agreement and the contents of any Royalty reports shall be considered Confidential Information.

4.2. Obligations. The Receiving Party will hold the Confidential Information in confidence using at least the same degree of care it uses to protect its own confidential information, but in no event less than reasonable care. The Receiving Party will only use Confidential Information as needed to exercise its rights under this Agreement, and will only disclose Confidential Information to its affiliates, directors, officers, employees and contractors, as well as its financial and legal advisors and potential investors, who have a need to know such Confidential Information in connection with this Agreement and who are bound by confidentiality obligations at least as restrictive as those contained herein.

4.3. Exceptions. Confidential Information does not include information that the Receiving Party can demonstrate is: (i) in the public domain or subsequently enters the public domain through no fault of the Receiving Party; (ii) disclosed to the Receiving Party by a third party without any breach of confidentiality obligations; (iii) known to the Receiving Party at the time of disclosure by the Disclosing Party; or (iv) developed independently by the Receiving Party, without use of or reference to any Confidential Information of the Disclosing Party. The Receiving Party may disclose Confidential Information to the extent necessary to comply with a valid legal or government order or requirement, provided that it will (a) provide the Disclosing Party reasonable prior notice; (b) seek to narrow the scope of such required disclosure and to obtain a protective order for any such required disclosure; and (c) cooperate with the Disclosing Party (at the Disclosing Party’s sole expense) with any reasonable effort to challenge or limit the ordered or requested disclosure.

4.4. Publicity. The Parties shall reasonably cooperate in connection with issuing all press releases or promotional or marketing material to the public or third parties in connection with the provisions of this Agreement; provided that, JP will have the right to issue press releases related to the studies and other commercial activities it conducts directly related to its licensed rights under this Agreement and to the OTC Business without further approval, provided, further, that neither Party will publish any Confidential Information without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. JP shall not refer to either Licensor in any such releases or materials without the prior written consent of such Licensor, which will not be unreasonably withheld or delayed.

5. OWNERSHIP.

5.1. Developments. Except as may be limited by the TOL License, the Intellectual Property in all improvements and modifications of the Licensed IP developed or acquired by JP, with or without involvement of a Licensor, in relation to the OTC Business (collectively, “New IP”) will be exclusively owned by JP, and each Licensor hereby assigns and will be automatically deemed to have assigned, to JP any right, title and interest it may have in and to such New IP. JP hereby grants to TOH and TOLLC, to the extent required under the TOL License, a perpetual, royalty free, sub-licensable, non-exclusive license to use and exploit New IP outside of the Territory and solely in connection with TOL’s cannabis business. To the extent the TOL License prohibits such ownership of certain New IP, such New IP will be automatically be assigned to either Licensor as required by the TOL License and deemed part of the Licensed IP for purposes of the license rights granted in Section 2.1. For avoidance of doubt, any Intellectual Property developed by JP outside the scope of this Agreement and not based on any Licensed IP will not be deemed New IP hereunder and will be solely owned by JP.

5.2. Enforcement; Patent Prosecution. JP will be responsible, at its sole expense and control, for using commercially reasonable efforts to: (i) prosecute patents, copyrights, and trademarks for New IP owned by JP; and (ii) protect the New IP and, in JP’s reasonable commercial discretion considering the costs and benefits, the Licensed IP as utilized in JP’s OTC Products to the extent a third party’s OTC Products result in material third party infringement, violation, or misappropriation in connection with the OTC Business; provided in each case that each Licensor will provide all reasonably necessary cooperation and information in such efforts by JP, and each Licensor will join such suit(s) if required for JP to have legal standing in such litigation. Any award solely with regards to any New IP will be distributed entirely to JP. Upon request by either Licensor, JP will provide commercially reasonable assistance and cooperation with either Licensor’s efforts to prosecute or protect any of the Licensed IP.

5.3. Notwithstanding the above to the contrary, if any Licensor chooses, in its sole and absolute discretion, or is otherwise required, to protect any trademark generated by JP that is derived from a Licensor’s Licensed Mark, including the filing of any trademark applications with the USPTO or any other relevant state, federal or other governmental agency, then JP shall be obligated to and shall pay all expenses whatsoever related to such trademark filing and protection, including without limitation, the cost of any prior activities investigating the trademark registrability of any such mark and other legal and USPTO fees required to prosecute any such filings.

6. REPRESENTATIONS AND WARRANTIES.

6.1. Mutual. Each Party represents and warrants that: (i) it is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation; (ii) it has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated herein; and (iii) the execution, delivery, and performance of this Agreement does not and will not conflict with any violation of applicable law or of any other agreements with a third party.

6.2. Licensors. Each Licensor represents and warrants that: (i) it is the lawful owner or licensee of the Licensed IP and, has sufficient authority to grant JP the rights and licenses granted under this Agreement; (ii) that the execution, delivery, and performance by it of this Agreement does not require the approval of any governmental authority nor the application for or filing of or for any license, permit, approval, waiver, no-action, or similar permission from any governmental authority; (iii) it has not entered into any additional licenses, sublicenses or other arrangements that may limit its rights or the rights of JP under this Agreement or which may reasonably be expected to lead to a claim of infringement or invalidity regarding any portion of the Licensed IP or its use; (iv) it has no knowledge of infringement of, or conflict with, any license or other intellectual property right of any other third-party, and there is no known claim pending, filed or threatened related to infringement, ownership, misappropriation, or invalidity regarding the Licensed IP or its use; and (v) it has not granted and will not at any time during the Term grant or permit to exist any sublicense or other contingent or non-contingent right, title or interest under or relating to the Licensed IP in connection with the OTC Business to any individual or entity, that does or will conflict with or otherwise undermine or impair the exclusive rights of JP hereunder. Notwithstanding the foregoing, Licensors may use or sublicense the Licensed IP outside of the OTC Business provided that any such further sublicense or grant of rights to any third party by either Licensor includes sufficient restrictions to protect the license rights granted to JP under this Agreement.

6.3. TOL License. Each Licensor hereby covenants that it will not take any actions, or fail to act, in any way that results in a material modification, limitation, loss, or termination of the rights granted by TOL that are sublicensed hereunder.

7. INFRINGEMENT BY THIRD-PARTIES.

7.1 Report of Infringement. With respect to any Licensed IP, when information comes to the attention of JP to the effect that any of the licensed rights have been or are threatened to be infringed by a third party, JP shall promptly notify the Licensors in writing of any such infringement or threatened infringement of which it has become aware.

7.2 Enforcement. Each Licensor will take, at its own expense, any action it deems advisable in good faith to protect the Licensed IP. In the event of an infringement or threatened infringement by a third party of the Licensed IP, the Licensors shall have the exclusive option to direct and control the litigation and any settlement thereof at their sole expense. JP shall cooperate at its own expense with the Licensors in protecting and defending the Licensed IP, provided that any monetary recovery will first be used to reimburse any such expenses of the Parties participating in such suit. In the event that neither Licensor promptly prosecutes such alleged infringement or violation of the Licensed IP, JP shall have the right, but not the obligation, to enforce such Licensed IP at its own expense. Each Licensor hereby agrees, on its own behalf and on behalf of TOL, to join in such suit if required for proper standing. If JP has brought such an action, any award will be distributed entirely to JP.

8. INDEMNIFICATION.

8.1 By Licensors. Each Licensor will indemnify, defend, and hold harmless JP, and its officers, directors, members, managers, and employees from any losses, liabilities, damages, penalties, awards, settlements, costs, and expenses, including reasonable attorneys’ fees, (collectively, “Losses”) incurred in relation to a third-party claim arising out of any: (i) gross negligence, willful misconduct, or violation of applicable law by the indemnifying Party; (ii) personal injury, death, or loss of or damage to property caused by the indemnifying Party; (iii) breach of any representations and warranties by the indemnifying Party in Section 6; or (iv) any modification or termination of the applicable TOL License which may materially affect JP’s rights under this Agreement, unless JP has given prior written consent to such modification or termination, which will not be unreasonably withheld or delayed.

8.2 By JP. JP will indemnify, defend, and hold harmless each Licensor and its officers, directors, members, managers, and employees, from any Losses incurred in relation to a third-party claim arising out of any: (i) gross negligence, willful misconduct, or violation of applicable law by JP or the JP Contractors; (ii) personal injury, death, or loss of or damage to property caused by JP or the JP Contractors; (iii) breach of any representations and warranties by JP in Section 6; or (iv) claim by TOL against a Licensor arising out of the TOL License related to activities of JP or the JP Contractors with regards to the OTC Business due to noncompliance with this Agreement. JP’s obligations under this Section 8.2 will not apply to the extent a claim is related to a Licensor’s breach of, or actions beyond the scope of, the TOL License or this Agreement.

8.3 Procedures. The Party entitled to indemnification for a claim hereunder (the “Indemnified Party”) will promptly give written notice to the other Party (the “Indemnifying Party”) of such claim, provided that a delay will not affect the Indemnifying Party’s obligations except to the extent such delay is materially prejudicial to it. The Indemnified Party will give the Indemnifying Party full control of the defense upon request, and will provide all cooperation and information reasonable requested by the Indemnifying Party in relation to the defense. The Indemnifying Party will not, without the Indemnified Party’s prior written consent, enter into any settlement that imposes any non-monetary obligations or liability on the Indemnified Party.

9. LIMITATION OF LIABILITY.

EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 8, OR FOR ANY MODIFICATION OR TERMINATION OF THE TOL LICENSE THAT MAY MATERIALLY AFFECT JP’S RIGHTS UNDER THIS AGREEMENT WITHOUT THE ADVANCE WRITTEN CONSENT OF JP, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, EXEMPLARY OR AGGRAVATED, OR ANY INDIRECT OR CONSEQUENTIAL DAMAGES, IN CONNECTION WITH A BREACH OF THIS AGREEMENT, WHETHER REASONABLY ANTICIPATED OR NOT.

10. GENERAL.

10.1 Bankruptcy. The licenses and sublicenses granted to JP hereunder for the OTC Business are, for purposes of section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property,” as that term is defined in section 101 of the Bankruptcy Code. Nothing in this agreement limits JP’s rights under section 365(n), and JP is not making an election under section 365(n) hereunder. After commencement of any insolvency proceeding by TO LLC or TOH, upon written request by JP, the applicable Licensor TO LLC or TOH shall use commercially reasonable efforts to assist JP as licensee to obtain Intellectual Property that such applicable Licensor is obligated to provide JP under this Agreement, if not already in JP’s possession, as reasonably necessary for JP to exercise, pursuant to Section 365(n) of the Bankruptcy Code, its rights and licenses.

10.2 Cooperation. The Parties agree to reasonably cooperate with and assist each other in connection with the license rights granted under this Agreement and the development and success of commercializing the Licensed IP in connection with the OTC Business, including in executing documents and joining in any litigation as needed to ensure proper standing for such litigation.

10.3 Conflict with TOL License. If there is any obligation of any Licensor not addressed herein and there exists a conflict between any obligation of any Licensor under the TOL License and the terms of this Agreement, the relevant obligation of the TOL License shall prevail.

10.4 Notices. Any notices sent hereunder will be sent by e-mail and internationally-recognized overnight or two (2) day express courier to the following addresses, which may be updated at any time upon ten (10) calendar days’ prior written notice to the other Party:

If to TO LLC:

Tikun Olam LLC, c/o CSC Global

2711 Centerville Rd, Suite 400

Wilmington, DE 19808

With copies to: 5 Penn Plaza, 23rd Fl, Ny, NY 10001, United States, Email: info@tikunolam.com, bernie@tikunolam.com, accounting@tikunolam.com

If to TOH:

Tikun Olam Hemp LLC, c/o CSC Global

251 Little Falls Drive

Wilmington, DE 19808

With copies to: 5 Penn Plaza, 23rd Fl, Ny, NY 10001, United States, Email: info@tikunolam.com, bernie@tikunolam.com, accounting@tikunolam.com

If to JP:

Jay Pharma, Inc

181 Bay Street, Suite 4400

Brookfield Place

Toronto, ON M5J 2T3

Email: dstefansky@bezalelpartners.com

All notices hereunder may be given by any other commercially recognized means, but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

10.5 Governing Law; Forum Selection. THIS AGREEMENT, AND ANY DISPUTE RELATED TO OR ARISING THEREFROM, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF NEW YORK. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, or the enforcement of any judgment relating hereto, shall be resolved in the state and federal courts located in New York, New York. Each Party hereby agrees not to object to the personal jurisdiction of such court, and not to object to such court as being an inconvenient forum.

10.6 Dispute Resolution. In the event of any dispute, claim, question, or disagreement (“Dispute”) arising from or relating to this Agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all Parties. All Disputes not resolved within fifteen (15) days by good faith negotiation shall be finally settled by arbitration administered by the American Arbitration Association, in New York, New York, in accordance with the provisions of that organization’s Commercial Arbitration Rules. The dispute shall be heard and determined by a panel of three (3) arbitrators, unless otherwise agreed by the Parties. In such case, each Party shall each select one (1) arbitrator. The arbitrator selected by the claimant and the arbitrator selected by respondent shall, within ten (10) days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, or if for any reason the three (3) arbitrators are not timely empanelled, the Parties, or either of them, or their attorneys, may request that the American Arbitration Association appoint the third or any other necessary arbitrator. Prior to the commencement of hearings, each of the arbitrators appointed shall provide an oath or undertaking of impartiality. The United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant hereto. Notwithstanding any provision hereof, any applicable law or public policy considerations, including without limitation any possible illegality or unenforceability of this Agreement or any portion hereof due to the subject matter hereof, the arbitrators shall interpret this Agreement giving full effect to the terms and provisions hereof. All charges of the American Arbitration Association or any mediator shall be borne equally by the Parties, and each Party hereby agrees to pay all such charges promptly upon request therefor, and if any Party shall fail to do so, the other Party shall be permitted to apply towards such charges any amounts otherwise due to the non-paying Party. The Parties to the arbitration proceeding shall bear their own respective expenses incurred in connection therewith, including, but not limited to, legal fees and expenses.

10.7 Waiver; Amendment. The waiver by any Party of any breach of covenant will not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing, and signed by the Party waiving its rights. This Agreement may be modified only by a written instrument executed by authorized representatives of the Parties sought to be bound.

10.8 Assignment. Neither Party may assign or transfer this Agreement, in whole or in part, without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. Any purported assignment or transfer in violation of this section will be null and void. This Agreement will inure to the benefit of, and be binding upon the Parties, together with their respective legal representatives, successors, and assigns, as permitted herein.

10.9 No Third-Party Beneficiaries. Nothing in this Agreement confers any rights or remedies upon any third party.

10.10 Severability. If any provision of this Agreement is held to be invalid, void, unenforceable, or unconstitutional by a court of competent jurisdiction, the remaining provisions shall continue in full force without being impaired or invalidated.

10.11 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein, and supersedes, and cannot be varied, contradicted or supplemented by evidence of, any prior agreements, proposals, negotiations, correspondence, representations, or communications relating to such subject matter. The Parties acknowledge that they have not been induced to enter into this Agreement by any representations or promises not specifically stated herein.

10.12 Execution; Counterparts. This Agreement may be executed in counterparts, including electronic counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

10.13 Definition of Effective Date. For purposes of this Agreement, “Effective Date” means the date that all of the conditions to the consummation of the transactions contemplated by the Amalgamation Agreement have been satisfied and JP has confirmed that the closing of the Amalgamation Agreement shall occur within 24 hours. For the avoidance, in all cases, the Effective Date shall be deemed to have occurred prior to the consummation of the Amalgamation Agreement. If the consummation of the Amalgamation Agreement has not occurred by July 8, 2020, any party hereto may terminate this agreement by delivering written notice to the other parties.

The Parties hereby execute this Agreement as of the Signing Date.

TIKUN OLAM HEMP LLC		TIKUN OLAM LLC

By:	/s/ Bernard Sucher	By:	/s/ Bernard Sucher

Name:	Bernard Sucher	Name:	Bernard Sucher

Title:	Manager	Title:	Manager

JAY PHARMA, INC.

By:	/s/ David Stefansky

Name:	David Stefansky

Title:	Chief Executive Officer